UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	October 31, 2007
NexMed, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

89 Twin Rivers Drive, East Windsor, New Jersey	08520
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (609) 371-8123

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 1, 2007, NexMed, Inc. (the ‘‘Company”) entered into a license agreement (the “License Agreement”) with Warner Chilcott Company, Inc., a Puerto Rico corporation (“Warner”), for the Company’s topically applied alprostadil (“API”) cream for the treatment of erectile dysfunction.

Under the License Agreement, Warner acquired the exclusive U.S. rights to develop and market API, and Warner will be responsible and pay for all of the costs and expenses incurred in connection with the distribution, marketing, sale and commercialization of API. Under the terms of the License Agreement, Warner agreed to pay the Company an initial upfront payment of $500,000 and up to $12.5 million in milestone payments on the achievement of specific regulatory milestones. Also, Warner will pay a royalty to the Company on sales of the product.

The term of the License Agreement is from November 1, 2007 until the expiration of the Company’s patent rights that cover API. In addition, the Company and Warner may terminate the License Agreement upon the other party’s filing of a petition in bankruptcy or insolvency or breach of any material terms and conditions of the License Agreement. Furthermore, the License Agreement provides, among other things, that the Company may terminate the License Agreement if Warner fails to notify the Company that Warner intends to proceed with the commercialization of an API product within 45 days of receiving comments from the United States Food and Drug Administration (the “FDA”) and also fails to make a corresponding milestone payment under the terms of the License Agreement, and that Warner may terminate the License Agreement upon receipt of comments from the FDA sufficient to commence the aforementioned 45 day period upon written notice within 45 days of receipt of such comments. If Warner terminates at that time, it will have no obligation to make any milestone payments.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 31, 2007, the Company and Hemanshu Pandya entered into an employment agreement (the ‘‘Employment Agreement’’), setting forth the terms of Mr. Pandya’s employment as Vice President and Chief Operating Officer of the Company. Mr. Pandya’s employment under the terms of the Employment Agreement will continue until October 31, 2008, and will be renewed hereafter for successive one-year terms on each successive October 30th unless and until sooner terminated by either party upon at least sixty (60) days advance written notice that the terms of the Employment Agreement will not be automatically extended.

Pursuant to the Employment Agreement, Mr. Pandya’s annual base salary is $225,000 (the “Base Salary”). The Base Salary will be adjusted to $250,000 if the Company receives an anticipated cash infusion from a licensing partner. In addition, Mr. Pandya will be eligible to participate in the Company’s plans and programs for retirement, life and health insurance, stock option and stock purchase, accidental death and dismemberment protection, and travel accident insurance, other plans and programs generally available to employees or executives, and vacation policy. Mr. Pandya will also be eligible to receive an annual bonus in an amount not to exceed fifty percent (50%) of the Base Salary, in the sole discretion of the Board or the Compensation Committee of the Board.

Mr. Pandya’s employment with the Company pursuant to the Employment Agreement is “at will,” and the Company may terminate Mr. Pandya’s employment with or without “Cause” (as such term is defined in the Employment Agreement). The Employment Agreement provides, among other things, that if Mr. Pandya is terminated by the Company without Cause or Mr. Pandya resigns for “Good Reason,” including in the event of a “Change in Control” (as such terms are defined in the Employment Agreement), all of Mr. Pandya’s next-scheduled but unvested stock options and next-scheduled but unvested common stock of the Company as referenced in the Employment Agreement will vest immediately, and the Company is obligated to pay to Mr. Pandya accrued but unpaid Base Salary, an amount equal to Mr. Pandya’s applicable Base Salary over a six-month period plus one week for every fully completed year of service, up to one year, and a pro-rata bonus, conditioned upon Mr. Pandya signing a release in favor of the Company as provided in the Employment Agreement. Mr. Pandya may terminate his employment at any time without Good Reason upon thirty (30) days advance notice to the Company.

Mr. Pandya most recently served as Chief Commercial Officer for Putney, Inc., a start-up veterinary pharmaceutical company. From August 2005 to December 2006, and prior to its merger with Watson Pharmaceuticals, Inc., Mr. Pandya was Senior Vice President of Business Development and Strategic Alliances for Andrx Pharmaceuticals, Inc., where he managed the licensing and co-development opportunities with strategic global partners. From August 2002 to August 2005, Mr. Pandya served as Vice President of Corporate Development and Commercial Operations for Able Laboratories, Inc. Prior to August 2002, Mr. Pandya served in various senior management positions with Ivax Pharmaceuticals, Inc. and Faulding/Purepac Pharmaceutical Company (subsequently Alpharma, Inc.). Mr. Pandya is 36 years old.

Mr. Pandya’s employment is subject to the terms and conditions set forth in the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and the full text of which is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1 Employment Agreement, dated October 31, 2007, by and between NexMed, Inc. and Hemanshu Pandya.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

	By:	/s/ Mark Westgate
	Name:	Mark Westgate
	Title:	Vice President and Chief Financial Officer
Date: November 5, 2007